December 3, 2019

Craig S. Allen
Chief Financial Officer
America First Multifamily Investors, L.P.
1004 Farnam Street, Suite 400
Omaha, Nebraska 68102

       Re: America First Multifamily Investors, L.P.
           Registration Statement on Form S-3
           Filed November 26, 2019
           File No. 333-235259

Dear Mr. Allen:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jessica Livingston at 202-551-3448 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Finance